Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF SHARES OF

SERIES A CONVERTIBLE PREFERRED STOCK,

SERIES D CONVERTIBLE PREFERRED STOCK,

SERIES E CONVERTIBLE PREFERRED STOCK

AND SERIES F CONVERTIBLE PREFERRED STOCK

OF

XPRESSPA GROUP, INC.

Pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware (the “DGCL”), it is hereby certified that:

1.             The name of the corporation (hereinafter referred to as the "Company") is XpresSpa Group, Inc, a Delaware corporation.

2.             The designation of the series of shares of stock of the Company to which this certificate relates are the Series A Convertible Preferred Stock, par value $0.01 per share, Series D Convertible Preferred Stock, par value $0.01 per share, Series E Convertible Preferred Stock, par value $0.01 per share, and Series F Convertible Preferred Stock, par value $0.01 per share (collectively, the “Preferred Stock”).

3.             The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Preferred Stock were provided for in resolutions adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Company. Certificates of Designation setting forth said resolutions have been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the DGCL.

4.             The Board of Directors of the Company (the “Board”) have adopted the following resolution:

WHEREAS, the Board has determined it to be in the best interest of the Company to eliminate the Series A Convertible Preferred Stock, par value $0.01 per share, Series D Convertible Preferred Stock, par value $0.01 per share, Series E Convertible Preferred Stock, par value $0.01 per share, and Series F Convertible Preferred Stock, par value $0.01 per share (collectively, the “Eliminated Preferred Stock”), none of which is outstanding as of the date of these resolutions; and

WHEREAS, the Board has reviewed the draft Certificate of Elimination of the Eliminated Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that none of the Eliminated Preferred Stock shall be issued after the date hereof.

FURTHER RESOLVED, that pursuant to Section 151(g) of the General Corporation Law (the “DGCL”), it is advisable and in the best interest of the Company to (i) eliminate the previous designation of 6,968 shares of Series A Convertible Preferred Stock, none of which are outstanding as of the date hereof, (ii) eliminate the previous designation of 500,000 shares of Series D Convertible Preferred Stock, none of which are outstanding as of the date hereof, (iii) eliminate the previous designation of 2,397,060 shares of Series E Convertible Preferred Stock, none of which are outstanding as of the date hereof, (iv) eliminate the previous designation of 9,000 shares of Series F Convertible Preferred Stock, none of which are outstanding as of the date hereof, (v) cause such shares of Eliminated Preferred Stock to resume the status of authorized but unissued shares of preferred stock of the Company and (vi) eliminate all reference to the Eliminated Preferred Stock from the Company’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware and effective prior to the Amended and Restated Certificate.

FURTHER RESOLVED, that the Authorized Officers be and each hereby is authorized and directed to execute and file a Certificate of Elimination setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the DGCL for the purpose of eliminating from the Certificate of Incorporation of the Company all reference to the said Eliminated Preferred Stock.

5.             This Certificate of Elimination shall be effective as of 11:59 p.m. Eastern Time on October 24, 2022.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, said corporation has caused this Certificate of Elimination to be signed by an authorized officer, as of the 24th day of October, 2022.

XPRESSPA GROUP, INC.

By:	/s/ Scott R. Milford
Name: Scott R. Milford
Title: Chief Executive Officer